Sun Communities, Inc. Declares First Quarter 2021 Dividends Southfield, Michigan, March 05, 2021 (GLOBE NEWSWIRE) -- Sun Communities, Inc. (NYSE:SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates or has an interest in manufactured housing communities, recreational vehicle resorts and marinas, today announced its Board of Directors declared a quarterly distribution of $0.83 per share of common stock for the first quarter of 2021. The distribution is payable April 15, 2021 to shareholders of record on March 31, 2021. About Sun Communities, Inc. Sun Communities, Inc. is a REIT that, as of December 31, 2020, owned, operated, or had an interest in a portfolio of 552 developed MH, RV and marina properties comprising over 188,000 developed sites in 39 states and Ontario, Canada. For Further Information at the Company: Karen J. Dearing Chief Financial Officer (248) 208-2500 www.suncommunities.com